                       IN THE UNITED STATES DISTRICT COURT

                      FOR THE EASTERN DISTRICT OF MICHIGAN

                                SOUTHERN DIVISION


UNITED STATES OF AMERICA                             )
                                                     )
                  and                                )
                                                     )
COUNTY OF WAYNE, a Michigan                          )
Charter County, and                                  )
                                                     )
MICHIGAN DEPARTMENT OF                               )       Honorable Victoria A. Roberts
ENVIRONMENTAL QUALITY                                )
                                                     )
                           Plaintiffs,               )        Civil Action Nos.
                                                     )        00-75452 and 0075454
                  v.                                 )        CONSOLIDATED
                                                     )
ROUGE STEEL COMPANY and ROUGE                        )
INDUSTRIES, INC., a Delaware                         )
Corporation,                                         )
                                                     )
                           Defendants.               )

                                 CONSENT DECREE

         WHEREAS, Plaintiff the United States of America, on behalf of the Administrator of the United States Environmental Protection Agency ("U.S. EPA"), filed a Complaint in this Court on December 18, 2000 against Defendant Rouge Steel Company, seeking injunctive relief and the assessment of civil penalties for alleged violations, at Rouge Steel's manufacturing facility in Dearborn, Wayne County, Michigan, of the Clean Air Act ("CAA"), 42 U.S.C. Sections 7401 et seq., and the federally-enforceable Michigan State Implementation Plan ("SIP"). The Complaint also alleges violations of Sections 3004(n) and 3005 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6924(n) and

6925, and the federally-enforceable Michigan statute requiring persons storing hazardous waste to have interim status or a permit for such storage;

         WHEREAS, the County of Wayne ("Wayne County") also filed a Complaint on December 18, 2000, against Rouge Steel Company and Rouge Industries, Inc., alleging similar violations of the CAA and Wayne County Air Pollution Control Ordinance No. 98-6021, as well as claims under the Michigan Environmental Protection Act, Mich. Comp. Laws 324.1701 et seq., and the common law of nuisance; WHEREAS, by Order entered on January 8, 2001, the United States' and Wayne County cases were consolidated for all purposes;

         WHEREAS, at the time its complaint was filed, Wayne County was under contract with the State of Michigan to enforce the Michigan SIP in Wayne County, on behalf of the Michigan Department of Environmental Quality ("MDEQ"). Wayne County's contract expired as of September 30, 2001; after that date, the County was no longer the State's agent for SIP enforcement.

         WHEREAS, by stipulated Order entered on February 22, 2002, MDEQ was joined as a plaintiff herein and the County's Complaint was deemed amended to substitute MDEQ for the County a party with respect to all SIP-related allegations. The County remains a party with respect to the other allegations in its Complaint.

         WHEREAS, the parties recognize and the Court, by entering this Consent Decree, finds that the Decree has been negotiated by the parties in good faith, that settlement of this action will avoid protracted. and complicated litigation concerning the matters addressed herein, and that the settlement embodied in this Decree is fair, reasonable, and in the public interest;

         NOW THEREFORE, without trial or adjudication of any issues of fact or law, and upon the consent and agreement of the parties, it is hereby ORDERED, ADJUDGED AND DECREED as follows:

                  I. JURISDICTION, VENUE AND NOTICE

         1. This Court has jurisdiction over the subject matter and over the parties to this action pursuant to Sections 113(b) and 304(a) of the CAA, 42 U.S.C. Sections 7413(b) and 7604(a), and Section 3008(a) of RCRA, 42 U.S.C.
Section 6928(a), and under 28 U.S.C. Sections 1345, 1331, 1355 and 1367. Venue is proper in this district as under Sections 113(b) and 304(c) of the CAA, 42 U.S.C. Sections 7413(b) and 7604(c), Section 3008(a) of RCRA, 42 U.S.C. Section 6928(a), and 28 U.S.C. Section 1391(b) and (c).

         2. Defendants agree not to contest the jurisdiction of the Court to enter and enforce this Decree in this or any subsequent proceeding to implement or enforce its terms.

         3. In accordance with Section 113(a) of the CAA, 42 U.S.C. Section 7413(b), Rouge Steel and the State of Michigan were notified of the alleged violations of the SIP more than 30 days prior to filing of the United States' Complaint. Pursuant to Section 113(b) of the CAA, 42 U.S.C. Section 7413(b), notice of the commencement of this action was given to the MDEQ and the Wayne County Department of the Environment for CAA violations, and the MDEQ for RCRA violations.

         4. In accordance with Section 304(b) of the CAA, 42 U.S.C. Section 7604(b), Rouge Steel, U.S. EPA and MDEQ were notified of Wayne County's allegations of violations more than 60 days prior to the filing of Wayne County's Complaint.

                                II. PARTIES BOUND

            5. The provisions of this Consent Decree shall apply the United States, Wayne County, the Michigan Department of Environmental Quality, and upon Steel Company and Rouge Industries, Inc. (collectively "Rouge Steel"), and their successors and assigns. Rouge Steel shall be responsible for the acts of any of its officers, directors, employees, agents, successors, assigns, contractors and consultants who cause Rouge Steel to violate the terms of this Decree.

            6. Each of the undersigned representatives of the parties certifies that he or she is fully authorized to execute this Consent Decree and to legally bind that party to its terms and conditions.

            7. No change in ownership or corporate status of Rouge Steel or of operation of its facility, including but not limited to any transfer of shares, assets, or real or personal property, shall alter Rouge Steel's responsibilities under this Consent Decree, except as provided specifically herein.

            8. If Rouge Steel proposes to sell, lease or transfer the real property or operations subject to this Decree, it shall give written notice thereof to the United States (U.S. EPA Region 5 and the Department of Justice) and MDEQ, in accordance with Section IX of this Decree, at least 30 days prior to the sale, lease or transfer. Rouge Steel shall provide a copy of this Consent Decree to any prospective purchaser or successor in interest and shall condition the sale or transfer upon agreement by the purchaser or transferee to be subject to the obligations of this Consent Decree and to submit to the jurisdiction of this Court. In appropriate circumstances, however, Rouge Steel and a contemplated future owner or operator of the facility may jointly request, and the United States and MDEQ, in their discretion, may consider modification of this

Decree to obligate the proposed purchaser or operator to carry out the future requirements of the Decree in place of or in addition to Rouge Steel.

         9. Rouge Steel shall provide a copy of this Consent Decree to all vendors, consultants and contractors performing any of the work described in Sections III and IV of the Decree and shall be responsible for ensuring that all work performed by such entities is in accordance with the terms of the Decree.

                             III. INJUNCTIVE RELIEF

         10. Summary of Demonstration Test Requirements

         (a) To ensure compliance with Michigan SIP Rules or more stringent permit requirements applicable to or affecting visible emissions, Rouge Steel shall conduct demonstration tests at its blast furnace casthouses and basic oxygen furnace ("BOF") shop, as described more fully in the following paragraphs. Appendix A to this Decree contains procedures for demonstration tests at Rouge Steel's blast furnace casthouses; Appendix B contains procedures for demonstration tests at Rouge Steel's BOF shop. Appendix C applies to all visible emissions inspections, whether performed by or on behalf of Rouge Steel, U.S. EPA or MDEQ.

         (b) Except as provided in paragraph 15(b) below, a demonstration test at either the BOF shop or Blast Furnace B or C shall be commenced within four months of entry of this Consent Decree. Demonstration tests at the remaining blast furnace(s) or BOF shop shall be conducted in any order, one within six months and the other within eight months of entry of this Decree. A demonstration test will be considered to have commenced when at least one cast at a blast furnace casthouse or one heat at the BOF shop has been completed and successfully observed.

         (c) As described more fully below, if compliance is achieved during a demonstration test, a list of the operating and maintenance ("O&M") practices and emission control technologies which Rouge Steel will use on an ongoing basis at the source will be incorporated in and filed as a supplement to this Consent Decree.

         (d) If compliance has not been achieved during a demonstration test, Rouge Steel will propose additional or modified O&M practices and/or emission control technologies for the affected source that it considers will achieve compliance to U.S. EPA and MDEQ for approval, together with a schedule for their implementation or installation. Upon approval or modification by U.S. EPA and MDEQ, such list and schedule will be incorporated in and filed as a supplement to this Decree.

         11. Demonstration Tests at Blast Furnace Casthouses B and C

         (a) Rouge Steel shall conduct a demonstration test at each of its blast furnace casthouses, which shall consist of observations of visible emissions from each casthouse conducted in accordance with Appendices A and C to this Decree, for 16 consecutively observed casts at casthouse B and 16 consecutively observed casts at casthouse C. "Consecutively observed" is defined in Appendix A to this Decree. At least 60 days prior to each test, Rouge Steel will develop and submit to U.S. EPA and MDEQ (collectively "the agencies") an initial list of O&M practices and emission control technologies that can affect emissions from the casthouse which it plans to utilize during the demonstration test. At least 30 days prior to the demonstration test, U.S. EPA, on behalf of the agencies, will provide written notice to Rouge Steel as to which O&M practices and emission control technologies are to be monitored, at a minimum, during the tests. Visible emissions ("VE"s) shall be observed continuously throughout each cast, and O&M practices and emission control technologies shall be recorded contemporaneously inside the casthouse.

         (b) No later than 60 days prior to commencement of each demonstration test, Rouge Steel shall notify U.S. EPA and MDEQ of the beginning date of the demonstration test and the total number of days it anticipates will be needed to perform the test.

         (c) Within 30 days of completion of each demonstration test, Rouge Steel shall submit a report to U.S. EPA and MDEQ, which shall include copies of all VE observations and recorded observations of O&M practices and emission control technologies utilized during the test.

         (d) No later than 60 days following Rouge Steel's submission of its report, U.S. EPA, on behalf of the agencies, will notify Rouge Steel in writing as to whether or not it was in compliance with applicable emission limits during the demonstration test. Compliance will not be achieved if VE readings from any of the casts exceed the applicable standard. Within 30 days of receipt of any notice of compliance, Rouge Steel shall submit a proposal as to the O&M practices and emission control technologies it will use on an ongoing basis at the affected source. U.S. EPA and MDEQ will make the final determination as to which O&M practices and emission control technologies used in the demonstration test Rouge Steel must continue to use. In making this determination, the agencies may either approve Rouge Steel's proposal or may provide Rouge Steel with a modified list of O&M practices and control technologies to be used on an ongoing basis. This determination by the agencies is subject to dispute resolution.

         12. Demonstration Test at Basic Oxygen Furnace Shop

         (a) Rouge Steel shall conduct a demonstration test at its BOF shop, which shall consist of observations of visible emissions from the electrostatic precipitator ("ESP") stack and roof monitors, conducted in accordance with Appendices B and C to this Decree, for 16 consecutively observed hours, which shall include at least 16 complete heats. "Consecutively observed" is defined in Appendix B to this Decree. Observations shall be made simultaneously at the ESP stack and shop roof monitors. At least 60 days prior to the test, Rouge Steel shall develop and submit to the agencies an initial list of O&M practices and emission control technologies that can affect emissions from the BOF shop, which it plans to utilize during the demonstration test. At least 30 days prior to the demonstration test, U.S. EPA, on behalf of the agencies, will provide written notice to Rouge Steel as to which O&M practices are to be monitored, at a minimum, during the test. Visible emissions shall be observed continuously throughout the test, and O&M practices and emission control technologies shall be recorded contemporaneously.

         (b) No later than 60 days before commencement of the demonstration test, Rouge Steel shall notify U.S. EPA and MDEQ of the date the test will begin and the total number of days it anticipates will be needed to perform the test.

         (c) Within 30 days after completion of the demonstration test, Rouge Steel shall submit a report to U.S. EPA and MDEQ, which shall include copies of all VE observations and recorded observations of O&M practices and emission control technologies utilized during the test. A copy of the heat log for every heat observed during the demonstration test shall be included in the report.

         (d) No later than 60 days following Rouge Steel's submission of its report, U.S. EPA, on behalf of the agencies, will notify Rouge Steel in writing as to whether or not it was in compliance with applicable emission limits during the demonstration test. Compliance at the roof monitors and ESP stack will not be achieved if VE readings for any of the hours exceed the applicable standard. Within 30 days of receipt of any notice of compliance, Rouge Steel shall submit a proposal to the agencies as to the O&M practices and emission control technologies it will use on an ongoing basis. U.S. EPA and MDEQ will make the final determination as to which of the O&M practices and control technologies Rouge Steel used during the demonstration test it must continue to use. In making this determination, the agencies may either approve Rouge Steel's proposal or may provide Rouge Steel with a modified list of O&M practices and emission control technologies. This determination by the agencies is subject to dispute resolution.

         13. Supplements to Consent Decree

         (a) Compliance. Within 60 days of the agencies' determination(s) pursuant to subparagraphs 11(d) and 12(d) of this Decree as to the O&M practices and emission control technologies Rouge Steel must use on an ongoing basis at the source covered by the demonstration test, the agencies will submit a list of such O&M practices and emission control technologies to the Court, to be incorporated into this Consent Decree. If the dispute resolution provisions of this Decree have been invoked with respect to the agencies' determination, the agencies will submit the list to the Court within 30 days of final resolution of the dispute. Thereafter and for the life of this Consent Decree, Rouge Steel shall utilize these O&M practices and emission control technologies and shall monitor and submit summary information to U.S. EPA and MDEQ sufficient to demonstrate their ongoing use, as part of the quarterly reports required under
Section V of this Decree.

         (b) Non-Compliance. Within 60 days of receipt of the agencies' notice(s), pursuant to subparagraphs 11(d) or 12(d), that it has not achieved compliance during a demonstration test, Rouge Steel shall provide a proposal to U.S. EPA and MDEQ of the 0&M practices and/or emission control technologies it deems necessary to achieve and maintain compliance at that emission source. U.S. EPA and MDEQ will make the final determination as to which O&M practices and/or emission control technologies are necessary for Rouge Steel to achieve and maintain compliance with applicable standards. Such determination may include, without limitation, installation of hooding, ductwork and/or additional control devices to capture and collect emissions. In making this determination, the agencies may approve Rouge Steel's proposal or may provide Rouge Steel with a modified list of O&M practices and/or emission control technologies. The agencies' determination as to necesary O&M practices and control technologies shall be subject to dispute resolution. Within 120 days of receipt of the agencies' final determination as to which O&M practices and emission control technologies are necessary to achieve and maintain compliance, Rouge Steel shall submit a schedule for implementation and/or installation of those O&M practices and/or control technologies on the agency-approved list that were not used during the demonstration tests. Such schedule may include periods of time for evaluation, design and engineering of the practices and/or control technologies. U.S. EPA and MDEQ may approve Rouge Steel's schedule or may provide it with a modified schedule. The agencies' determination with respect to such schedule shall be subject to dispute resolution. Within 60 days after the agencies' approval of a schedule, a list of such additional and/or modified O&M practices and/or control technologies, together with a schedule for their implementation or installation, shall be incorporated in and filed as a supplement to this Consent Decree. If dispute resolution is invoked in the case of any agency determination under this paragraph, the time period for compliance with any subsequent obligation shall be within 30 days of final resolution of the dispute.

         14. If Rouge Steel is in compliance with an enforceable schedule for installation. and/or implementation of additional O&M practices and/or emission control technologies that has been incorporated into this Consent Decree pursuant to paragraph 13(b), it will not be liable for stipulated penalties for opacity exceedances at the emission source(s) subject to the schedule during the period of installation and/or implementation, provided, however, that this provision will not insulate Rouge Steel from liability if O&M practices and/or emission control technologies not subject to the schedule are removed or their use reduced.

         15. Shutdown of Emission Source(s)

         (a) If during the life of this Consent Decree Rouge Steel shuts down an emission source covered by the Decree and submits certification of such shutdown to the United States and MDEQ pursuant to this Decree, Rouge Steel shall be relieved during the period of the shutdown of further obligations for such source under the injunctive relief, monitoring, reporting and stipulated penalty provisions of this Decree. Such notice shall be effective for purposes of this Decree only; it shall not serve as evidence of shutdown for any other purpose nor shall it affect Rouge Steel's right to recommence operation of any source. If Rouge Steel recommences operation of such source prior to termination of the Decree, however, it shall notify the agencies in advance and and shall comply thereafter with all terms of the Decree applicable to that source. Timeframes applicable to demonstration tests for sources at which operations are recommenced during the life of this Decree are contained in the following subparagraph. If an emission source at the facility is shut down and remains shut down continuously for five years, Rouge Steel may so certify to the agencies, in which case there will be no further obligations under this Consent Decree with respect to that source.

         (b) If a source for which a demonstration test is required under this Decree ceases to operate before starting the demonstration test or during the course of such test, but recommences operation less than seven months after entry of the Decree, the demonstration test shall begin or shall resume where it left off, in accordance with the schedule in paragraph 10(b). If a source for which a demonstration test is required under this Decree ceases to operate before starting the demonstration test or during the course of such test but recommences operation more than seven months after entry but before termination of this Decree, the demonstration test shall begin or shall resume where it left off, within 30 days of startup of the source, provided, however, if two or more sources for which demonstration tests are required cease to operate before starting the demonstration test or during the course of such test, and the sources recommence operation within one week of each other, the demonstration test for one of the sources shall begin or resume where it left off, within 30 days or startup of that source. The demonstration test for the second source shall commence within 90 days of its startup; the test at the remaining source shall commence within 120 days of startup.

         16. Prohibition on Use of North Hole. Rouge Steel shall not use the North Hole of the basic oxygen furnace shop, which is currently without pollution controls, for emergency hot metal transfer, hot metal desulfurization or beaching of molten iron, without installation and operation of appropriate control technology which prevents emissions in excess of the applicable Michigan SIP Rule or additional requirements that are promulgated under Section 112 of the Clean Air Act, 42 U.S.C. Section 7412, or are incorprated in a permit.

         17. By executing this Consent Decree, Rouge Steel certifies that it is in compliance with the RCRA requirements necessary to exempt it from obtaining interim status or a final permit. Rouge Steel shall comply hereafter with the applicable provisions of RCRA and its implementing regulations.

                                 IV. MONITORING

         18. Within 30 days after entry of this Consent Decree, Rouge Steel shall implement the following monitoring procedures at its blast furnace C bleeder stack, with the results to be submitted to U.S. EPA and MDEQ as part of the quarterly reports required pursuant to Section V of this Decree:

         (a) In all cases where the bleeder stack discharges to the atmosphere during daylight hours and Rouge Steel anticipates the discharge before it occurs, Rouge Steel shall perform observations of visible emissions from the bleeder stack, starting at the beginning of the discharge and continuing for one hour or until the discharge ceases, whichever occurs first.

         (b) In all cases where bleeder stack discharges that were not anticipated by Rouge Steel occur during daylight hours and continue for more than one hour, Rouge Steel shall perform observations of visible emissions from the bleeder stack for one hour or until the discharge ceases, whichever occurs first.

         (c) In the circumstances described in subparagraphs (a) and (b) above, Rouge Steel shall record the date, start and stop times and duration of all periods of time when the bleeder stack discharges to the atmosphere, including the reason(s) for all such bleeder stack discharges and the steps Rouge Steel has taken or will take to minimize future discharges.

         (d) Observations performed pursuant to this paragraph shall be made in accordance with Appendix C to this Consent Decree.

         19. Following completion of the demonstration tests required pursuant to Section III of this Decree, and continuing for the life of the Decree, Rouge Steel shall:

         (a) conduct VE observations at each of the blast furnace casthouses B and C for a minimum of one entire cast during daylight hours, once each week on a random basis;

         (b) conduct VE observations at its BOF shop roof monitors for a minimum of two consecutive hours per week, provided, however, that this includes two complete heats, on a random basis; and

         (c) record the O&M practices and emission control technologies used for every cast at the blast furnaces and for every heat at the BOF shop. Rouge Steel shall report, under paragraph 21 below, any of the O&M practices and control technologies on the lists filed as supplements to this Consent Decree that were not used during each cast or heat, and the reason(s) for not using such practices or technologies.

         20. The observations required under subparagraphs 19(a) and (b), above, shall be conducted in accordance with Appendix C to this Decree, with the results of each observation submitted to U.S. EPA and MDEQ as part of Rouge Steel's quarterly reports, as required in Section V of this Decree. Rouge Steel may use the above VE observations to fulfill its obligations under other agreements or consent orders with Wayne County. Further, nothing in this Decree prohibits Rouge Steel from using the above VE observations to meet its obligations under the court-approved settlement in Weiss v. Rouge Steel Company (Wayne County Circuit Court, No. 98816224).

                        V. REPORTING AND RECORD RETENTION

         21. In addition to the reports required in connection with the demonstration tests in Section III of this Decree, Rouge Steel shall submit a quarterly report to U.S. EPA and MDEQ which contains the results of the monitoring required under the preceding Section of this Decree. If Rouge Steel uses the North Hole for the purposes prohibited in paragraph 13 of this

Decree, it shall also include the date, start and stop time and duration of each such use of the North Hole, as well as the reason(s) for such use. The quarterly reports shall be submitted within one month of the end of each calendar quarter for the life of the Decree (i.e., by the end of April, July, October and January.)

         22. All reports submitted by Rouge Steel under this Consent Decree shall be signed by the company official responsible for operation of the facility, and shall contain the following certification:

         I certify under penalty of law that this document was prepared under my direction or supervision in accordance with a system designed to assure that qualified personnel properly gather and evaluate the information submitted. Based on my directions and my inquiry of the person(s) who manage the system or are directly responsible for gathering the information, the information submitted in this document is true, accurate and complete to the best of my knowledge and belief. I understand that there are penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

         23. Rouge Steel shall retain all monitoring and O&M records required pursuant to this Consent Decree for a period of three years after termination of the Decree, unless other federal, State or local regulations require the records to be maintained for a longer period. It is understood and agreed, however, that the records and reports required under paragraph 19(c) need be retained for the life of this Consent Decree only.

                               VI. RIGHT OF ENTRY

         24. Any authorized representative of U.S. EPA or MDEQ, including contractors retained by them, shall have the right, upon presentation of credentials, to enter the Rouge Steel facility at any reasonable time, to monitor compliance with the provisions of this Consent Decree, including the right to inspect plant equipment and to inspect and copy records, monitoring data and other information required to be kept or generated pursuant to this Decree.

Rouge Steel shall require its agents, consultants and contractors to provide it with copies of all substantive documents they produce in connection with activities required under this Decree.

         25. Nothing in this Consent Decree shall limit the authority of U.S. EPA to conduct inspections or tests under Section 114 of the CAA, 42 U.S.C.
Section 7414, or other applicable statutory or regulatory provisions.

                              VII. CIVIL PENALTIES

         26. Rouge Steel shall pay a civil penalty of $458,000, of which $260,000 shall be paid to the United States on account of CAA and RCRA claims; $119,000 shall be paid to Wayne County on account of claims under the CAA, Wayne County Air Pollution Control Ordinance No. 98-6021, the Michigan Environmental Protection Act and the common law of nuisance; and $79,000 shall be paid to MDEQ on account of claims under the CAA and the Michigan SIP. Payment shall be made in four installments, with the first installment to be paid within 30 days after entry of this Decree, and the remaining installments to be paid within four, eight and twelve months after the date on which this Decree is entered by the Court. Installment payments shall include interest on all outstanding balances. Interest shall begin to accrue 30 days after entry of this Decree and shall continue to accrue at the federal judgment interest rate set forth at 28 U.S.C.
Section 1961. A schedule of the amounts payable to the United States, MDEQ and the County in each installment, with interest as applicable, is contained in Appendix D to this Decree.

         27. Rouge Steel shall make payment to the United States by electronic funds transfer ("EFT") to the U.S. Department of Justice lockbox, in accordance with current EFT procedures and instructions to be provided by the Financial Litigation Unit of the U.S. Attorney's Office ("USAO") for the Eastern District of Michigan. Such payment shall reference the USAO file number (1999 00492), the DOJ case number (90-5-2-1-2211/1), and the case name and civil action number of this action. The costs of the EFT shall be Rouge Steel's responsibility. Any funds received after 11 a.m. Eastern time shall be credited on the next business day. Rouge Steel shall simultaneously provide written notice of payment, referencing the case name and civil action number, the USAO number and the DOJ number, to the Department of Justice and U.S. EPA, as provided in Section IX of this Decree.

         28. Rouge Steel shall make payment to Wayne County by bank cashier's or certified checks made payable to "County of Wayne" and delivered to: Edward Ewell, Jr., Corporation Counsel, 600 Randolph, #253, Detroit, Michigan 48226. Such payments shall include, on the face of the check, the case name and civil action number of this action and the Wayne County File Number WCAQMD WCDOE. Copies of the transmittal letters and checks shall be sent to the individuals to whom notices are be sent on behalf of the County, in Section IX of this Decree.

         29. Rouge Steel shall make payment to MDEQ by bank cashier's or certified checks made payable to the State of Michigan and delivered to the Cashier's Office, Michigan Department of Environmental Quality, P.O. Box 30657, 300 S. Washington Square, Suite 457, Lansing, Michigan 48909-8157. Such payments shall include the case name and civil action number and shall reference State Identification No. AQD 3167 on the face of the check.

         30. Upon entry, this Consent Decree shall constitute an enforceable judgment for purposes of postjudgment collection, in accordance with Rule 69 of the Federal Rules of Civil Procedure, the Federal Debt Collection Procedures Act, 28 U.S.C. Section 3001 et sue., and other applicable authority. The United States, Wayne County and MDEQ shall be deemed judgment creditors for purposes of payment of any unpaid amounts of the civil penalties and interest.

         31. No amount of the civil penalty paid by Rouge Steel shall be deductible for federal or State income tax purposes.

                           VIII. STIPULATED PENALTIES

         32. Within 30 days after written demand by the United States, on behalf of the agencies, and subject to the provisions of Sections X (Force Majeure) and XI (Dispute Resolution) of this Decree, Rouge Steel shall pay stipulated penalties to the United States and MDEQ, as set forth in the following subparagraphs, for each failure to comply with the terms of this Consent Decree.

         (a) For failure to timely pay the civil penalty specified in Section VII of this Consent Decree:

         $ 1000 per day, plus interest on the amount overdue at the rate specified in 31 U.S.C. Section 3717.

         (b) For failure to comply with the deadlines for performance of the demonstration tests in Section III of the Decree:

         $ 2000 per day for each day the violation continues;

         (c) For violation of applicable emission limits at the following sources during the term of this Decree:

         Blast furnace B casthouse -- $ 5000 per day for each day of violation;

         Blast furnace C casthouse -- $5000 per day for each day of violation;

         Blast furnace C bleeder stack - $2500 for each day on which there is a violation;

         BOF roof monitors - $5000 per day for each day on which there is a violation;

         BOF ESP stack - $5000 per day for each day on which there is a violation.

         (d) For violation of the prohibition on use of the North Hole in
Section III (P. 16) of this Decree:

         $25,000 per day for each day;

         (e) For failure to comply with any of the monitoring requirements in
Section IV of the Decree:

         $1500 per day for each day of violation.

         (f) For failure to comply with any of the reporting requirements in Sections III or V of the Decree:

         $ 1000 per day for each day of violation.

         (g) For failure to comply with any provision of this Consent Decree not covered in subparagraphs (a)-(f):

         $1000 per day for each day of violation.

         33. Rouge Steel shall pay one half of any penalty amount due under the preceding paragraph to the United States and the other half to MDEQ, in the manner set forth in Section VII of this Decree.

         34. The United States and MDEQ reserve the right to pursue any other remedies to which they are entitled, including, but not limited to, additional injunctive relief for Rouge Steel's violation of this Consent Decree or of regulatory requirements applicable to visible emissions at its various emission sources. Nothing in this Consent Decree shall prevent the United States or MDEQ from requesting the Court to order specific performance of the terms of the Decree.

                                   IX. NOTICE

         35. All notices, submissions and communications required under or submitted in connection with this Consent Decree are to be addressed as follows:

         As to the United States:

         Chief, Environmental Enforcement Section
         Re: DOJ 90-5-2-1-2211/1
         Environment and Natural Resources Division
         U.S. Department of Justice
         Post Office Box 7611
         Washington, D.C. 20044-7611


         As to U.S. EPA:
         Chief, Air Enforcement and Compliance Assurance Branch
         Air and Radiation Division (AE-17J)
         U.S. Environmental Protection Agency Region 5
         77 West Jackson Boulevard
         Chicago, IL 60604-3590

         Attention: Enforcement Tracker
         (312) 353-2088
         FAX (312) 353-8289

         and

         Office of Regional Counsel (C-14J)
         U.S. Environmental Protection Agency Region 5
         77 West Jackson Boulevard
         Chicago, IL 60604-3590

         Attention: Gaylene Vasaturo
         312) 886-1811
         FAX (312) 886-7160

         As  to Wayne County:
         James E. Murray, Director
         Wayne County Department of Environment
         415 Clifford, 7th Floor
         Detroit, MI 48226
         (313) 224-3631
         FAX (313) 224-0045
         and

         Mary Rose MacMillan
         Assistant Corporation Counsel
         Wayne County Department of Environment
         415 Clifford, 7" Floor
         Detroit, MI 48226
         (313) 224-6678
         FAX (313) 237-1183

         and

         Beth S. Gotthelf
         Seyburn, Kahn, Ginn, Bess & Serlin, P.C.
         2000 Town Center, Suite 1500
         Southfield, MI 38325
         (248) 351-3590
         FAX (248) 353-3727

         As to Michigan Department of Environmental Oualitv:
         Lillian Woolley
         Supervisor, Air Quality Division
         Michigan Department of Environmental Quality
         Southeast Michigan District Office
         38989 Seven Mile Road
         Livonia, MI 48152 (734) 953-1413
         FAX (734) 432-1278

         As to Rouqe Steel:
         Donald Windeler
         Manager, Environmental Engineering
         Rouge Steel Company
         3001 Miller Road, P.O. Box 1699
         Dearborn, MI 48121
         (313) 845-3217
         FAX (313) 317-1376

         and

         Scott R. Dismukes,  Esq.
         Eckert Seamans Cherin & Mellott, LLC
         44th Floor, USX Tower
         600 Grant Street
         Pittsburgh, PA 15219
         (412) 566-1998
         FAX (412) 566-6099

         36. Any party may change the recipient or the address for providing notice by serving each of the above recipients with appropriate notice of the change(s).

                                X. FORCE MAJEURE

         37. For purposes of this Consent Decree, force majeure is defined as any event arising from causes beyond the control of Rouge Steel or any entity controlled by Rouge Steel that delays or prevents performance of or compliance with any obligation under this Consent Decree despite Rouge Steel's best efforts to fulfill the obligation.

         38. Rouge Steel shall take all necessary measures to avoid and/or minimize such delays or impediments to performance or compliance, including use of its best efforts to anticipate such force majeure events and to address the effects of such events as they are occurring. If any event occurs that causes or may cause a delay in or impediment to performance or compliance, Rouge Steel shall notify U.S. EPA and MDEQ in writing as soon as possible, but in any event within ten business days of when Rouge Steel first knew of the event or should have known of the event by the exercise of due diligence. The notice shall include a description of the causes of the delay or non-compliance, the anticipated time any delay may persist, and the measures taken or to be taken by Rouge Steel to prevent and/or minimize the delay or noncompliance.

         39. U.S. EPA and MDEQ shall notify Rouge Steel of its agreement or disagreement with Rouge Steel's force majeure claim within 30 days of receipt of Rouge Steel's force majeure notice pursuant to the preceding paragraph. If U.S. EPA and MDEQ agree that the delay or impediment to performance or compliance was or will be caused by circumstances beyond Rouge Steel's control, and that it could not have foreseen and prevented such event by the exercise of reasonable diligence, the parties shall, in the case of delay, stipulate to an extension of the deadlines or schedules affected by the delay. Rouge Steel shall not be liable for stipulated penalties for such period of delay or for noncompliance with any other obligation that has been deemed by U.S. EPA and MDEQ to have been caused by a force majeure event.

         40. If U.S. EPA and MDEQ do not agree with Rouge Steel's force majeure claim, within 60 days of submission of the notice described in the preceding paragraph, Rouge Steel may submit the matter to dispute resolution pursuant to the procedures in Section XI of this Decree. Rouge Steel shall bear the burden of proving that any delay in or impediment to performance or compliance was or will be caused by circumstances beyond its control, and that it could not have prevented the delay or impediment by the exercise of reasonable diligence. Rouge Steel shall also bear the burden of proving the duration and extent of any delay attributable to such circumstances.

         41. Unanticipated or increased costs associated with implementation of any of the provisions in this Decree shall not serve as a basis for non-compliance or delays in performance.

                             XI. DISPUTE RESOLUTION

         42. Any dispute resulting from a determination by the agencies that is made subject explicitly to dispute resolution under the demonstration test provisions of this Decree (paragraphs 11, 12, 13) and disputes that arise under or in connection with any other portions of this Consent Decree shall in the first instance be the subject of informal negotiations between or among the parties. The dispute shall be considered to have arisen when one party sends the other party or parties a written notice of dispute, which shall describe the nature of the dispute and the noticing party's position with respect to such dispute. The parties shall expeditiously schedule a meeting to attempt to resolve the dispute informally. The period for informal negotiations shall not exceed 30 days from the time the dispute arises, unless such time is extended by written agreement of the parties.

         43. If the parties have not reached agreement by the end of the informal negotiation period, then the position advanced by the agencies shall be considered binding unless, within 30 days after conclusion of the informal negotiation period, Rouge Steel invokes the formal dispute resolution procedures in this paragraph by submitting a written Statement of Position to the agencies, which shall include any factual data, analyis or written opinion Rouge Steel deems necessary to support its position. Within 30 days after receipt of Rouge Steel's Statement of Position, U.S. EPA, on behalf of the agencies, shall submit the agencies' Statement of Position to Rouge Steel., which shall include any factual data, analysis and opinion the agencies deem necessary to support their position. Within 15 days of receipt of the agencies' Statement of Position, Rouge Steel may submit a reply. An administrative record of the dispute, which shall include all Statements of Position and supporting documentation, shall be maintained by U.S. EPA. U.S. EPA, on behalf of the agencies, will issue a final decision resolving the dispute based on this administrative record. The agencies' position shall control unless Rouge Steel files a petition with the Court, within 30 days of receipt of the U.S. EPA decision, seeking judicial resolution of the dispute. Only data or information contained in the administrative record of decision may be relied on or referred to in the petition. Judicial review shall be on this administrative record, provided, however, that any party may petition the Court, for good cause shown, consistent with federal administrative law, to allow addition information to be submitted to supplement the record.

         44. The Court shall not draw any inferences or presumptions in favor of or adverse to any party as a result of invocation of the formal dispute resolution procedures or by reason of the parties` inability to reach informal agreement on any disputed issue.

         45. The parties, by agreement, or the Court, by Order, may, in appropriate circumstances, extend or modify any schedule for completion of any requirement under this Consent Decree to account for any delay that occurs as a result of the invoking of dispute resolution. Unless the Court finds otherwise, the invocation of formal dispute resolution proceedings under this Section shall not extend or postpone any obligation of Rouge Steel under the Consent Decree which is not directly in dispute.

         46. Stipulated penalties with respect to any disputed matter shall continue to accrue during pendency of the dispute, but payment shall be stayed pending final resolution of the dispute. In the event Rouge Steel does not prevail on the disputed issue, stipulated penalties shall be paid within 30 days after final determination of the disputed issue by the Court.

                               XII. MISCELLANEOUS

         47. Other Laws. Nothing in this Consent Decree shall be deemed to relieve Rouge Steel of its obligation to applicable federal, State and local environmental laws and regulations.

         48. Costs. Each party to this action shall bear its costs and attorney fees.

         49. Public Documents. All information and documents comply with all own submitted by Rouge Steel to the United States or MDEQ pursuant to this Consent Decree shall be subject to public inspection, unless subject to legal privileges against disclosure or identified and supported by Rouge Steel as business confidential in accordance with the provisions of 40 C.F.R. Part 2, or any equivalent local law or regulation.

         50. Public Comments. The parties acknowledge that final this Consent Decree is approval by the United States and entry of subject to the requirements of 28 C.F.R. Section 50.7, which provides for notice of lodging of the Decree in the Federal Register, an opportunity for public comment, and consideration by the United States of any comments received. The United States reserves the right to withdraw its consent to this Decree prior to moving for entry if the comments received so warrant.

         51. Modification. This Consent Decree may be modified only by Order of the Court.

         52. Continuing Jurisdiction. The Court retains jurisdiction of this case after entry of this Consent Decree and until its termination, as provided for in Section XIII of the Decree, to enforce compliance with its terms, and to take any action necessary or appropriate for its interpretation, construction, execution or modification, including the resolution of disputes pursuant to
Section XI.

         53. Entire Agreement. This Consent Decree constitutes the entire agreement of the parties relating to the subject matter herein.

         54. Counterparts. This Consent Decree may be executed in several counterparts, each of which may be deemed an original but all of which, taken together, constitute one and the same instrument.

         55. Effective Date. This Consent Decree shall take effect on the date it is entered by the Court.

              XIII. EFFECT OF SETTLEMENT/TERMINATION OF THE DECREE

         56. Satisfaction of the requirements of this Consent Decree constitutes full settlement of this action and shall resolve and release Rouge Steel from all civil liability to the

United States, MDEQ and Wayne County for the violations alleged in the Complaints in this consolidated action, as well as opacity violations, if any, at the affected emission sources through the date of entry of this Decree.

         57. This Consent Decree shall be subject to termination three years after its entry, provided that Rouge Steel satisfies all requirements for its termination, which are (a) payment of all penalties, including stipulated penalties, that may be due to the United States, Wayne County and MDEQ; (b) completion of all demonstration tests and implementation or installation of additional or modified O&M practices or emission control technologies as may be required pursuant to Section III of this Decree; and (c) at least two years of monitoring after completion of all requirements in paragraphs 13(a) and (b) of the Decree. If Rouge Steel believes at such time that it has complied with all the requirements for termination, it shall so certify to the United States and MDEQ. Unless the United States or MDEQ objects in writing within 60 days, with specific reasons for their objections, the Court shall terminate this Consent Decree on Rouge Steel's motion. If the United States or MDEQ objects to Rouge Steel's certification, the matter shall be submitted to the Court for resolution pursuant to the dispute resolution provisions in Section XI of the Decree.

         THE UNDERSIGNED PARTIES enter into this Consent Decree and submit it to the Court for approval and entry.

Date:  4/1/02                       FOR THE UNITED STATES OF AMERICA
                                    /s/ W. Benjamin Fisherow
                                    -------------------------
                                    W. BEN JAMIN FISHEROW
                                    Deputy Section Chief
                                    Environment and Natural Resources Division

                                    /s/ Miriam L. Chesslin
                                    ------------------------------------
                                    MIRIAM L. CHESSLIN
                                    Trial Attorney Environmental Enforcement

                            Section

                            Environment and Natural Resources Division
                            U.S. Department of Justice
                            P.O. Box 7611
                            Washington, DC 20044-7611
                            (202) 514-1491


Date:  April 3, 2002        JEFFREY COLLINS
                            United States Attorney for the
                            Eastern District of Michigan


                            /s/ Peter A. Caplan
                            --------------------------------
                            PETER A. CAPLAN (P30643)
                            Assistant United States Attorney
                            211 West Fort Street
                            Suite 2001
                            Detroit, MI 48266
                            (313) 226-9784





Date:  3-29-02              /s/ on behalf of Thomas V. Skinner
                            ----------------------------------
                            THOMAS V. SKINNER
                            Regional Administrator
                            U.S. Environmental Protection Agency,
                            Region 5
                            77 West Jackson Boulevard
                            Chicago, IL 60604-3590




Date:
                            /s/ Gaylene Vasaturo
                            ---------------------------------
                            GAYLENE VASATURO
                            Assist Regional Counsel
                            U.S. Environmental Protection Agency,
                            Region 5

                            FOR WAYNE COUNTY



Date:                       /s/ James E. Murray
                            -------------------
                            JAMES E. MURRAY
                            Director, Wayne County Department of
                            Environment
                            415 Clifford, 7th Floor
                            Detroit, MI  48226




                            /s/ Mary Rose MacMillan
                            -----------------------------
                            MARY ROSE MacMILLAN
                            Assistant Corporation Counsel
                            415 Clifford, 7th Floor
                            Detroit, MI 48226




                            /s/ Beth S. Gotthelf
                            --------------------
                            BETH S. GOTTHELF
                            Co-Counsel for Wayne County
                            Seyburn, Kahn, Ginn, Bess and Serlin, P.C.
                            2000 Town Center, Suite 1500
                            Southfield, MI 48075

                            FOR MICHIGAN DEPARTMENT OF
                            ENVIRONMENTAL QUALITY

                            JENNIFER M. GRANHOLM
                            Attorney General


Date:  April 1, 2002        /s/ on behalf of Alan Hoffman
                            -------------------------------
                            ALAN HOFFMAN
                            Assistant Attorney General
                            Natural Resources Division
                            Office of the Attorney General
                            5th Floor, Constitution Hall
                            525 West Allegan
                            Lansing, Michigan 48909
                            (517) 373-7540





                            /s/ on behalf of Dennis M. Drake
                            --------------------------------
                            DENNIS M. DRAKE
                            Chief, Air Quality Division
                            Michigan Department of Environmental Quality

                            FOR ROUGE STEEL COMPANY AND
                            ROUGE INDUSTRIES, INC.



                            /s/ Wilbur B. Winland
                            ----------------------------
                            Wilbur B. Winland
                            Vice President, Operations



So entered, in accordance with the foregoing, this 11th day of June, 2002.

                                                Victoria A. Roberts [stamp]
                                                -------------------------------
                                                United States District Judge

                                   APPENDIX A

                  Blast Furnace Cast House Demonstration Tests

         l. For purposes of the demonstration tests, Rouge Steel shall utilize contractors to make visible emission ("VE") observations. U.S. EPA and MDEQ reserve the right to make their own observations. In the event that EPA's or MDEQ's observations occur simultaneously with Rouge Steel's observations, the results shall be averaged, on a synchronized six-minute basis, for use in determining if Rouge Steel has made an adequate demonstration of compliance with applicable emission limits.

         2. In making observations of casthouse emissions, the observer shall record the opacity of emissions exiting from the casthouse, including the roof monitor and building openings.

         3. At least one observer shall be stationed inside the casthouse during each casting operation. The observer (s) may change position at any time during the casting operation, to improve their view. The observer(s) shall record the clock times of initiation and completion of drilling the tap hole, the clock times hot metal and slag begin to run from the trough, the clock times of initiation and completion of the filling of each torpedo car, and the clock times of the initiation and completion of the plugging of the tap hole. The observer(s) shall also record, at intervals of no greater than ten minutes, the relative contribution of the emissions from iron and slag runners, the trough area, and all spout areas, with respect to the total emissions being generated from the casting operation.

         4. For purposes of the demonstration tests required by this Consent Decree, the casting operation shall be considered to have been initiated when drilling of the tap hole begins, and to have been completed when the continuous flow of either the hot metal or slag stops, whichever is later.

         5. Each cast at which observations are made during the demonstration test shall be deemed consecutive to those casts immediately prior and subsequent to it for which observations were also made regardless of any intervening casts at which no observations were made, provided, however, that observations of cast may not be discontinued after they have begun because emission readings are close-to or above the applicable standard.

                                   APPENDIX B

               Basic Oxy en Furnace "BOF") Shoo Demonstration Test

         1. For purposes of the demonstration test, Rouge Steel shall utilize contractors to make visible emissions ("VE") observations. U.S. EPA and MDEQ reserve the right to make their own' observations. In the event that U.S. EPA's or MDEQ's observations occur simultaneously with Rouge Steel's observations, the results shall. be averaged, on a synchronized six-minute basis for the ESP stack and a three-minute basis for the roof monitors, for use in determining if Rouge Steel has made an adequate demonstration of compliance with applicable emission limits.

         2. In observing emissions from the BOF shop, the observers will record the opacity of emissions exiting from any of the shop's roof monitors and the ESP stack.

         3. At least one observer shall be stationed within the shop during vessel operations. The observer(s) may change position at any time during the demonstration test to improve their view. The observer(s) shall record the clock times of initiation and completion of scrap charging, hot metal charging, oxygen blowing, turndown, tapping, deslagging, hot metal transfer and hot metal desulfurization. The observer(s) will also record, at intervals of no greater than ten minutes, the relative contribution of the emissions from vessel and shop operations.

         4. Each hour or heat at which observations are made during the demonstration test shall be deemed consecutive to those hours or heats immediately prior and subsequent to it for which observations were also made regardless of any intervening hours or heats, provided, however, that observations may not be discontinued after they have begun because emission readings are close to or above the applicable standard.

                                   APPENDIX C

                 Procedures for All Visible Emission Inspections

         1. All visible emission observers shall be certified in accordance with the procedures specified in 40 CFR Part 60, Appendix A, Method 9.

         2. All VE emission observations shall be made in accordance with Method 9, except as provided in paragraphs 3 and 4 below.

         3. Averaging in the case of the BOF roof monitors shall be based on 12 consecutive readings rather than 24.

         4. In all cases, readings before and after an interruption shall be deemed to be consecutive. An interruption shall be considered to have occurred when an observer cannot take readings for reasons such as a temporary obstruction blocking the observer's line of sight or a change in the wind to the extent that readings would not be accurate during that time period.

                                   Appendix D

                         Civil Penalty Payment Schedule